Exhibit 99.1

Third Point Reinsurance Ltd. Announces Resignation of William Spiegel as a Director

HAMILTON, Bermuda, September 1, 2016, Third Point Reinsurance Ltd. (NYSE:TPRE) (the “Company”) announced today that William Spiegel will resign from its Board of Directors (the “Board”), effective as of September 1, 2016. Mr. Spiegel is Co-President of New York-based Pine Brook Road Partners LLC, a founding private equity investor of the Company. Upon Mr. Spiegel’s resignation, the Board will include eight directors. Mr. Spiegel joined the Board in December 2011 and during his tenure has served as Chair of the Investment and Finance Committee and as a member of the Underwriting, Executive and Risk and Compliance Committees.
“William Spiegel has been a valuable director throughout his tenure on the Board, and we appreciate his many contributions and dedicated service to the Company”, said John R. Berger, Chief Executive Officer and Chairman of the Board.

About the Company
The Company is a public company listed on the New York Stock Exchange which, through its wholly-owned subsidiaries Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd., writes property and casualty reinsurance business. Third Point Reinsurance Company Ltd. and Third Point Reinsurance (USA) Ltd. each have an "A-" (Excellent) financial strength rating from A.M. Best Company, Inc.

Contacts:
Third Point Reinsurance Ltd.
Manoj Gupta – Head of Investor Relations and Business Development
investorrelations@thirdpointre.bm
+1 441-542-3333